As filed with the U.S. Securities and Exchange Commission on July 31, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIDELITY NATIONAL INFORMATION SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	37-1490331
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

601 Riverside Avenue Jacksonville, Florida	32204
(Address of Principal Executive Offices)	(Zip Code)

FIDELITY NATIONAL INFORMATION SERVICES, INC.

2008 OMNIBUS INCENTIVE PLAN

(Full Title of the Plan)

Marc M. Mayo, Esq.

Corporate Executive Vice President and Chief Legal Officer

601 Riverside Avenue

Jacksonville, Florida 32204

(Name and Address of Agent for Service)

(904) 438-6000

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	23,713,960	$134.76	$3,195,693,249.60	$387,318.02

(1)

Represents additional shares of Fidelity National Information Services, Inc. (the “Registrant”) common stock, par value $0.01 per share (the “Common Stock”) that may be issued pursuant to the Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan, as amended (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminable number of additional securities that may be offered, issued or sold under the Plan in connection with certain corporate transactions or events, including a stock split, stock dividend, recapitalization or similar transaction.

(2)

Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and the low prices of the Registrant’s Common Stock on July 26, 2019, as reported on the New York Stock Exchange.

EXPLANATORY NOTE AND STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 23,713,960 shares of Common Stock to be issued pursuant to the Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan, as amended (the “Plan”), in accordance with, and subject to the terms and conditions of, an exception under Section 303A.08 of the NYSE Listed Company Manual, which additional shares of Common Stock represent the remaining number of shares of Class A Common Stock, par value $0.00001 per share, of Worldpay, Inc., a Delaware corporation (“Worldpay”) available for issuance under the Worldpay, Inc. 2012 Equity Incentive Plan and the Worldpay, Inc. Employee Stock Purchase Plan, each as amended, immediately prior to the consummation of the Registrant’s acquisition of Worldpay on July 31, 2019 pursuant to that certain Agreement and Plan of Merger, dated as of March 17, 2019, by and among the Company, Wrangler Merger Sub, Inc., a Delaware corporation, and Worldpay, as appropriately adjusted to reflect such transaction. Pursuant to an exception under Section 303A.08 of the NYSE Listed Company Manual, shareholder approval is not required to list shares on the New York Stock Exchange (“NYSE”) that are available for grant under a pre-existing shareholder approved plan of an issuer that is acquired in a corporate acquisition or merger transaction and such shares may be used for certain post-transaction grants, either under the pre-existing plan or another plan, provided that (i) the number of shares available for grants is appropriately adjusted to reflect the transaction; (ii) the time during which those shares are available is not extended beyond the period when they would have been available under the pre-existing plan, absent the transaction; and (iii) the options and other awards are not granted to individuals who were employed, immediately before the transaction, by the post-transaction listed company or entities that were its subsidiaries immediately before the transaction. In accordance with Section E of the General Instructions to Form S-8, the Registration Statement on Form S-8 previously filed with the Securities and Exchange Commission (the “SEC”) on August 7, 2015 relating to the Plan (File No. 333-206214) is incorporated by reference herein, except to the extent expressly superseded herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain our SEC filings from the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below (other than information in such documents that is not deemed to be filed) and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the initial filing of the registration statement that contains this prospectus and until the termination of the offering of the securities covered by this prospectus:

(a)	Our annual report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 21, 2019;
(b)	Our quarterly report on Form 10-Q for the period ended March 31, 2019, filed with the SEC on April 30, 2019;
(c)	Our definitive proxy statement on Schedule 14A filed with the SEC on April 12, 2019;
(d)

Our current reports on Form 8-K, filed with the SEC on March 8, 2019, March  18, 2019 (report filed at 8:30:28 a.m. EDT), March  18, 2019 (report filed at 5:11:04 p.m. EDT), April  11, 2019, May 13, 2019, May  17, 2019, May 21, 2019, May 23, 2019, June 4, 2019, July 3, 2019, July  5, 2019, July 24, 2019 and July  31, 2019; and

(e)

The description of the our Common Stock, par value $0.01 per share, included in our registration statement on Form 10, as amended, filed with the SEC on June 11, 2001 under the Securities Exchange Act, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at:

Corporate Secretary

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

(904) 438-6000

You should rely only on the information contained in or incorporated by reference in this prospectus and any supplements to this prospectus or in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering or transaction. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this prospectus or incorporated by reference in this prospectus or in any such free writing prospectus we have authorized is accurate as of any date other than the date on the front of this prospectus or the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Item 5. Interests of Named Experts and Counsel

Marc M. Mayo, who is providing the legal opinion attached as Exhibit 5.1 hereto, is employed by the Registrant as its Corporate Executive Vice President and Chief Legal Officer. Mr. Mayo owns shares of the Registrant’s common stock, directly and as a participant in the Registrant’s employee benefit plans.

Item 8. Exhibits

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated herein by reference.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on July 31, 2019.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

/s/ Marc M. Mayo
Marc M. Mayo
Corporate Executive Vice President and Chief Legal Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned directors and officers of Fidelity National Information Services, Inc., hereby severally appoint Marc M. Mayo and Charles H. Keller, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, any and all amendments to such Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto such attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that such attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gary A. Norcross Gary A. Norcross	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	July 31, 2019

/s/ James W. Woodall James W. Woodall	Corporate Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 31, 2019

/s/ Kathleen T. Thompson Kathleen T. Thompson	Chief Accounting Officer and Controller (Principal Accounting Officer)	July 31, 2019

/s/ Ellen R. Alemany Ellen R. Alemany	Director	July 31, 2019

/s/ Keith W. Hughes Keith W. Hughes	Director	July 31, 2019

/s/ David K. Hunt David K. Hunt	Director	July 31, 2019

/s/ Louise M. Parent Louise M. Parent	Director	July 31, 2019

/s/ Brian T. Shea Brian T. Shea	Director	July 31, 2019

/s/ James B. Stallings, Jr. James B. Stallings, Jr.	Director	July 31, 2019

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Amended and Restated Articles of Incorporation, effective as of February 1, 2006 (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K filed on February 6, 2006)

4.2	Articles of Amendment to the Articles of Incorporation, effective as of November 13, 2012 (incorporated herein by reference to Exhibit 3.2 to Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 26, 2013)

4.3	Articles of Amendment to the Articles of Incorporation, effective as of July 30, 2014 (incorporated herein by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed on August 7, 2014)

4.4	Articles of Amendment to the Articles of Incorporation, effective as of July 31, 2019 (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K filed on July 31, 2019)

4.5	Fourth Amended and Restated Bylaws dated January 25, 2017 (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K, filed on January 27, 2017)

4.6	Form of certificate representing Fidelity National Information Services, Inc. Common Stock (incorporated herein by reference to Exhibit 4.3 to Registration Statement on Form S-3 filed on February 6, 2006)

4.7	Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan, as amended and restated effective May 30, 2018 (incorporated herein by reference to Annex A to the Definitive Proxy Statement on Schedule 14A filed on April 20, 2018)

5.1	Opinion of Counsel, as to the validity of the shares of Common Stock

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm (with respect to Fidelity National Information Services, Inc.)

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm (with respect to Worldpay, Inc.)

23.3	Consent of Counsel (included in Exhibit 5.1 to this Registration Stated and filed herewith)

24.1	Power of Attorney (included on the signature pages of this Registration Statement)